DOCUMENT 4 Security Class Holder Account Number ------- Fold Form of Proxy - Annual and Special Meeting of BlackBerry Limited (the "Company") to be held on June 24, 2019 This Form of Proxy is solicited by and on behalf of Management. Notes to proxy 1. Every holder of common shares ("Common Shares") of the Company has the right to appoint some other person or company of their choice, who need not be a shareholder of the Company, to attend and act on their behalf at the meeting. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse). 2. If the Common Shares are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated. 3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy. 4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management of the Company to the holder. 5. The Common Shares represented by this proxy will be voted or withheld from voting as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted FOR the matters listed in items 1-4. 6. The Common Shares represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the Common Shares will be voted accordingly. 7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting. 8. This proxy should be read in conjunction with the accompanying Notice of Meeting and Management Information Circular of the Company. ------- Fold Proxies submitted must be received by 10:00 am, Eastern Daylight Time, on June 20, 2019. VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK! To Vote Using the Telephone To Vote Using the Internet To Receive Documents Electronically • Call the number listed BELOW from a touch tone • Go to the following web site: • You can enroll to receive future securityholder telephone. www.investorvote.com communications electronically by visiting • Smartphone? www.investorcentre.com and clicking at the bottom of 1-866-732-VOTE (8683) Toll Free Scan the QR code to vote now. the page. Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy. To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below. CONTROL NUMBER

Appointment of Proxyholder

I/We, being shareholder(s) of the Company hereby appoint: John Chen, Executive Chair and Chief Executive Officer of the Company, or failing him, V. Prem Watsa, Lead Director of the Board of Directors of the Company

OR

Print the name of the person you are appointing if this person is someone other than John Chen or V. Prem Watsa.

as my/our proxyholder with full power of substitution and to attend, act and to vote for and on my/our behalf in accordance with the following direction (or if no directions have been given, FOR the matters listed in items 1-4) and all other matters that may properly come before the Annual and Special Meeting of the shareholders (the "Meeting") of the Company to be held on June 24, 2019, at the Main Hall, BlackBerry C, 2240 University Avenue East, Waterloo, Ontario, N2K 0A9 at 10:00 a.m., and at any adjournment or postponement thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

1. Election of Directors

	For	Withhold		For	Withhold		For	Withhold
01. John Chen	☐	☐	02. Michael A. Daniels	☐	☐	03. Timothy Dattels	☐	☐
04. Richard Lynch	☐	☐	05. Laurie Smaldone Alsup	☐	☐	06. Barbara Stymiest	☐	☐
07. V. Prem Watsa	☐	☐	08. Wayne Wouters	☐	☐			

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2. Appointment of Auditors

For ☐ Withhold ☐

Resolution approving the re-appointment of Ernst & Young LLP as auditors of the Company and authorizing the Board of Directors to fix the auditors' remuneration.

3. Approval of Unallocated Entitlements under the Equity Incentive Plan

For ☐ Against ☐

Resolution approving the unallocated entitlements under the Company's Equity Incentive Plan as disclosed in the Management Information Circular for the Meeting.

4. Advisory Vote on Executive Compensation

For ☐ Against ☐

Non-binding advisory resolution that the shareholders accept the Company's approach to executive compensation as disclosed in the Management Information Circular for the Meeting.

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Authorized Signature(s) - This section must be completed for your instructions to be executed.

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. **If no voting instructions are indicated above, this Proxy will be voted FOR the matters listed in items 1-4.**

Signature(s)

Date

DD / MM / YY

Interim Financial Statements - Mark this box if you would like to receive Interim Financial Statements and accompanying Management's Discussion and Analysis by mail. ☐

Annual Financial Statements - Mark this box if you would NOT like to receive the Annual Financial Statements and accompanying Management's Discussion and Analysis by mail. ☐

Information Circular - Mark this box if you would like to receive the Information Circular by mail for the next securityholders' meeting. ☐

If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

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